UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
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Wynn Resorts, Limited

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Elaine P. Wynn

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Elaine Wynn Comments on ISS Recommendation that Wynn Resorts Shareholders “WITHHOLD” Votes from Legacy Director John J. Hagenbuch

ISS joins Glass Lewis in Recommending Shareholders “WITHHOLD” Votes from Legacy Director John J. Hagenbuch and Vote “AGAINST” Approval of Wynn Resorts’ Say-on-Pay Proposal

ISS Cites “Material Failures in Governance and Risk Oversight” At Wynn

Advisory Firm Recommendations Add to Growing Support for Board Accountability

LAS VEGAS – May 6, 2018 – Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” the “Company”), today announced that, in a report issued on May 5, 2018, Institutional Shareholder Services (“ISS”), one of the world’s leading independent proxy advisor firms, has recommended that Wynn shareholders “WITHHOLD” votes from legacy director nominee John J. Hagenbuch at the Company’s annual meeting on Wednesday, May 16, 2018, in Las Vegas, Nevada.

ISS also recommended that shareholders vote “AGAINST” approval of Wynn Resorts’ say-on-pay proposal.

Commenting on the ISS report, Ms. Wynn said, “I am pleased to see further support for my efforts to ensure that the Company takes the actions necessary to truly become the ‘New Wynn.’ I urge my fellow shareholders to join me in voting for accountability and objective oversight in the Wynn Resorts board room.”

ISS joins independent proxy advisor firm Glass, Lewis & Co., LLC (“Glass Lewis”) in supporting Ms. Wynn’s call to vote WITHHOLD on legacy director John J. Hagenbuch at this year’s 2018 Annual Meeting. Ms. Wynn believes that Mr. Hagenbuch’s role as a longtime member of the Compensation Committee and on the Special Committee responsible for overseeing the investigation into allegations of sexual harassment by his close friend, Stephen A. Wynn, the Company’s former Chairman and CEO are problematic and concerning.

Commenting on the actions by the legacy directors in response to the allegations against Mr. Wynn, ISS said:

●	“This election will serve as a referendum not only on whether the current board has done enough to stem the fallout of the accusations against Steve Wynn, but also on whether the current board composition is sufficiently robust to minimize the possibility that similar issues reemerge in the future.

In summarizing its recommendation that shareholders should “WITHHOLD” votes from Mr. Hagenbuch, ISS commented*:

●	“[T]he dissident’s campaign underscores the fact that Hagenbuch was part of a legacy board that oversaw material failures in governance and risk oversight. Given that the benefits of his continued presence on the board do not seem to outweigh the risks associated with permanence, shareholders are recommended to WITHHOLD votes for incumbent nominee Hagenbuch.”

●	“Although the board responded swiftly to the crisis surrounding Wynn’s departure, the degree of board-level change needed to contain the fallout from this crisis seems to reflect a short-sighted view of risk and overall poor governance over many years on the part of legacy directors.”

●	“To be sure, the board’s response has been, as stated in its May 2 press release, ’swift and decisive.’ But to praise the legacy directors for responding appropriately would also be in many ways like praising someone in a burning building for appropriately calling the fire brigade. Such self-praise begs the question of what other alternatives were available to the board in the months that followed Steve Wynn’s departure. Though the board acted swiftly when faced with a crisis, the legacy directors apparently failed to change the batteries of the smoke detectors well before the fire broke out.”

●	“It’s possible that the legacy directors may not have been able to foresee or prevent the allegations that have emerged against Steve Wynn - nor the potential actions that may have triggered those allegations. However, these directors, including Hagenbuch, apparently failed to construct a board, over the years, that could have weathered such a crisis without having to undergo so much turmoil.”

●	“The degree of change effected by the board over the past three months strongly suggests that the legacy directors were not properly attuned to the issue of gender diversity over many years, resulting in a re-composition of the board that is encouraging but clearly overdue. This seems to reflect a short-sighted view of risk, particularly for a company operating at the intersection of the entertainment, hospitality, and gaming industries. In conjunction with the company’s longstanding governance shortcomings (as evidenced by a ISS Governance QualityScore rating of 10 over the past five consecutive years), this appears to constitute a material failure in governance and risk oversight on the part of the legacy board.”

●	“Given that Hagenbuch bears responsibility, along with other legacy directors, for failing to address longstanding governance and risk oversight shortcomings that appear to have magnified the fallout related to the former founder/CEO’s sudden departure, and that the benefits of his continued presence on the board do not seem to outweigh the risks associated with permanence, shareholders are recommended to WITHHOLD votes for Hagenbuch.”

Regarding the Company’s executive compensation package, ISS noted that “[t]he company has a history of pay concerns,” and further said:

●	“[T]here are several problematic elements of the pay program that undermine the positive features and weaken the alignment between pay and performance.”

●	“While the compensation committee amended a large time-vesting equity grant for newly promoted CEO Maddox to add performance conditions on 60 percent of the grant, performance is measured annually rather than over a multi-year period and performance goals are not disclosed. Moreover, the grant is excessive relative to peers and Maddox may continue to receive additional equity during the vesting period. Finally, the company paid tax gross-ups on income tax related to annual incentive awards.”

Ms. Wynn added, “If you agree that accountability and transparency are needed in the Wynn boardroom, please join me and WITHHOLD your vote from legacy director nominee John J. Hagenbuch at this year’s annual meeting on May 16, 2018.”

*Elaine Wynn has neither sought nor obtained consent from any third party to use previously published information as proxy soliciting material.

Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com